Exhibit 10.08

INFOBLOX INC.

1313 GENEVA DRIVE

SUNNYVALE, CA 94087

August 3, 2004

Mr. Robert Thomas

[OMITTED]

[OMITTED]

Dear Robert:

Infoblox Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your title will be President and Chief Executive Officer, and you will initially report to the Company’s Board of Directors (the “Board”). This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting, or other business activity that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. You will also serve as a member of the Company’s Board while you are serving as Chief Executive Officer.

2. Cash Compensation. The Company will pay you a starting salary at the rate of $225,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on criteria established in advance by the Board. Your target bonus will be equal to $100,000. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. The bonus for a fiscal year will be paid after the Company’s books for that year have been closed and will be paid only if you are employed by the Company at the end of the fiscal year. The determinations of the Board with respect to your bonus will be final and binding. Should the Company hire a vice president as head of sales for the Company within the six months following your commencement of employment and should that individual’s combined “on target” annual compensation be higher than the salary and bonus set forth above, then the Company will adjust your salary or

Mr. Robert Thomas

August 3, 2004

bonus (as determined in the sole discretion of the Board) to be at least 10% higher than the salary and bonus established for the vice president of sales.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4. Stock Options. Subject to the approval of the Board, you will be granted an option to purchase 4,655,000 shares of the Company’s Common Stock. This number represents 7% of Fully Diluted as of the date of your commencement of employment. For this purpose, Fully Diluted means the sum of (a) outstanding capital stock of the Company and the Company’s outstanding options and warrants and other convertible securities and instruments (assuming the conversion or exercise of any convertible or exercisable options, warrants, securities or other instruments then outstanding, whether or not currently convertible or exercisable, and including this option) and (b) the number of shares reserved under any compensatory stock plan adopted by the Company and not yet issued or subject to an outstanding option. The exercise price per share will be equal to the fair market value per share on the date the option is granted or on your first day of employment, whichever is later. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2003 Stock Plan (the “Plan”), as described in the Plan and the applicable stock option agreement. The option will be immediately exercisable, but the unvested portion of the purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates for any reason before you vest in the shares. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement.

If, within six months of the commencement of your employment, the Board determines that, based on the monthly expense rate in the Company’s current operating plan, it is necessary to raise an additional round of equity financing and such financing is consummated within eight months of the commencement of your employment, then you will receive a second stock option grant so that when combined with the option grant discussed in the preceding paragraph your equity holdings in the Company shall equal 7% of the Fully Diluted immediately post such financing; provided, however, that you shall not be entitled to receive a second stock option grant if the Company raises additional equity financing during the applicable period as a result of the Board determining that such additional financing is appropriate to allow the Company to increase its monthly expense rate. The exercise price per share will be equal to the fair market value per share on the date the option is granted. The option will be subject to the terms and conditions applicable to options granted under the Plan, as described in the Plan and the applicable stock option agreement. The option will be immediately exercisable, but the unvested portion of the purchased shares will be subject to repurchase by the Company at the

Mr. Robert Thomas

August 3, 2004

exercise price in the event that your service terminates for any reason before you vest in the shares. You will vest in 25% of the option shares after 12 months of continuous service from your commencement of employment, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement.

If, within 30 days of the date hereof, the Board determines that the pool of shares available for grant under the Plan is insufficient to cover option grants that will be required to be made by the Company during the next 12 months pursuant to the Company’s current hiring plan by 10% of such available share number, then the Board will increase the number of shares reserved under the Plan and you will receive an additional stock option grant so that when combined with the option grants discussed in the preceding paragraphs your equity holding in the Company shall equal 7% of the Fully Diluted calculated as of the date of your commencement of employment, but using the number of shares reserved under the Plan and not yet issued or subject to an outstanding option as subsequently adjusted. The exercise price per share will be equal to the fair market value per share on the date the option is granted. The option will be subject to the terms and conditions applicable to the options granted under the Plan as described

If the Company is subject to a Change in Control (as defined in the Plan) before your service with the Company terminates and you are subject to an Involuntary Termination within 12 months after that Change in Control, then you will be vested in the shares purchasable under options described in this Section 4 (to the extent granted as of the date of the Change in Control) as if you had completed an additional 24 months of employment.

“Involuntary Termination” means either (a) involuntary discharge by the Company for reasons other than Cause or (b) voluntary resignation following (i) a change in your position with the Company that materially reduces your level of authority or responsibility; (ii) a reduction in your base salary by more than 10% or (iii) receipt of notice that your principal workplace will be relocated more than 35 miles.

“Cause” means (a) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) a material breach of any agreement between you and the Company, (c) a material failure to comply with the Company’s written policies or rules, (d) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, (e) Gross misconduct or (f) a combined failure to perform assigned duties after receiving written notification of such failure from the Board.

5. Severance Pay. If the Company terminates your employment for any reason other than Cause or Permanent Disability, then the Company will continue to pay your

Mr. Robert Thomas

August 3, 2004

base salary for a period of 12 months following the termination of your employment and will vest you in your option shares as if you had continued in employment for 12 additional months. Your base salary will be paid at the rate in effect at the time of termination of your employment and in accordance with the Company’s standard payroll procedures. If you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of your employment, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees until the earliest of (a) the close of the twelve-month period following the termination of your employment, (b) the expiration of your continuation coverage under COBRA or (c) the date you become eligible for substantially equivalent health insurance coverage in connection with new employment.

However, this Paragraph 5 will not apply unless you (a) resign as a member of the boards of directors of the Company and all of its subsidiaries to the extent applicable, (b) sign a general release of claims (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company and (c) have returned all Company property. Moreover, the amount of the salary continuation payments under this Paragraph 5 will be reduced by the amount of any severance pay or pay in lieu of notice that you receive from the Company under a federal or state statute (including, without limitation, the WARN Act).

“Permanent Disability” means that you are unable to perform the essential functions of your position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

6. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

7. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at anytime and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

Mr. Robert Thomas

August 3, 2004

8. Amendment of Voting Agreement. The Company agrees that it will use its best efforts to amend Section 5 (the Bring Along Right) of that certain Second Amended and Restated Voting Agreement dated March 25, 2004 to either terminate such provision in its entirety or eliminate the obligation thereunder on the current members of the Company’s management.

9. Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

10. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding law relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.

* * * * * *

Mr. Robert Thomas

August 3, 2004

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on August 4, 2004. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before September 7, 2004.

Very truly yours,

Infoblox Inc.

By:
Title:

I have read and accept this employment offer:

/s/ Robert Thomas
Signature of Robert Thomas

Dated:	8-3-04

Attachment

Exhibit A: Proprietary Information and Inventions Agreement

December 5, 2008

Robert Thomas

Dear Robert:

You and Infoblox, Inc. (the “Company”) signed an offer letter dated August 3, 2004 (the “Offer Letter”). To avoid potential adverse tax consequences imposed by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Offer Letter is hereby amended by inserting the following new provisions at the end of Section 5 of the Offer Letter:

Separation from Service. Wherever this letter agreement refers to a termination of employment or similar event, including (without limitation) a termination without Cause, the reference will be construed as a Separation. For all purposes under tins letter agreement, “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code. This paragraph supersedes any contrary provision of this letter agreement.

Commencement of Severance Payments. Payment of the periodic salary continuation severance pay provided for under Section 5 will begin on the first regularly scheduled payroll date that occurs after your Separation, but payments will cease if you have not complied with the release and other preconditions set forth in the second paragraph of Section 5 within the time period set forth in the release. For purposes of Section 409A of the Code, each salary continuation payment under Section 5 is hereby designated as a separate payment.

Release. The Company will deliver the release referred to in Section 5 to you within 30 days after your Separation. You must execute and return the release within the period of time set forth in the form of release.

Mandatory Deferral of Payments. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Internal Revenue Code at the time of your Separation, then the severance pay under Section 5, to the extent subject to Section 409A of the Code, will be paid in a lump sum on the first payroll period in the seventh month after your Separation. If applicable, this paragraph supersedes any contrary provision of this letter agreement.

Except as expressly set forth above, the Offer Letter will remain in effect without change.

You may indicate your agreement with this amendment of the Offer Letter by signing and dating the enclosed duplicate original of this amendment and returning it to me. This amendment may be executed in two counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument.

Very truly yours,

Infoblox Inc.

By:	/s/ Jane Funk

Title:	Sr. Director HR
12/11/08

I have read and accept this employment offer:

/s/ Robert Thomas
Robert Thomas

Dated:	12-6-08